EXHIBIT 99.01

Contact: Paul Brunswick
         Chief Financial Officer
         919/790-9940

                    GoodMark Foods, Inc. Reports Results for
                         Fourth Quarter and Fiscal 1998

RALEIGH, N.C.--July 10, 1998--Ron E. Doggett, Chairman and Chief Executive Officer of GoodMark Foods, Inc. (Nasdaq/NMS:GDMK), today announced results for the fourth quarter and fiscal year ended May 31, 1998. For fiscal 1998, net sales from continuing operations rose 7% to $172,153,000 from $161,034,000 last year. Net income from continuing operations for fiscal 1998 increased 64% to $9,747,000, or $1.33 per share, compared with $5,931,000, or $.77 per share, in the year-earlier period. In finalizing the closeout of the packaged meats business, a $.04 per share favorable adjustment was made to the previously established reserve for discontinued operations.

         It should be noted that both the fourth quarter and fiscal 1998 as a whole contain an additional week of operations compared with the year-earlier periods. The one additional week is necessary every few years in order to realign the Company's 52-week, 364-day fiscal year with the 365-day calendar year.

         For the 14 weeks ended May 31, 1998, net sales from continuing operations were $49,109,000, up 16% over net sales of $42,235,000 in the fourth quarter last year. Net income from continuing operations was $3,085,000, or $.42 per share, compared with $1,446,000, or $.19 per share, in the year-earlier period.

         Commenting on the results, Doggett said, "We are very pleased with the continued gains generated by our branded products in the fourth quarter. These sales gains, along with a favorable product mix and stable raw material prices, enabled us to post record gross margins in the fourth quarter and for the year. Our net income margin of 5.8% for fiscal 1998 was the highest ratio since fiscal 1995."

         On June 18, 1998, the boards of directors of GoodMark and ConAgra announced that they had approved a definitive agreement to merge GoodMark with ConAgra. Recently, the Company mailed proxy materials to its shareholders notifying them of a special meeting to be held on July 31, 1998, at which the shareholders will be asked to approve the merger. The Company was notified on July 9 that early termination of the waiting period has been granted under the Hart-Scott-Rodino federal antitrust statute, which was a requirement of the definitive agreement.

         GoodMark Foods is the nation's leading producer and marketer of meat snacks. Its principal brands include Slim Jim(R), Penrose(R), Pemmican(R) and Rough Cut(R) meat snacks; and Andy Capp's(R) grain snacks. The Company's common stock is traded on the Nasdaq Stock Market (National Market) under the symbol GDMK.

         This news release may include forward-looking statements. These forward-looking statements involve risk factors and uncertainties that could cause actual results to differ materially. Information regarding these factors and other uncertainties is included in the Company's SEC Forms 10-K and 10-Q filings.

                              GOODMARK FOODS, INC.
                   Unaudited Consolidated Statements of Income
                    (In thousands, except per share amounts)

                            14 Weeks    13 Weeks    53 Weeks    52 Weeks
                              Ended       Ended       Ended       Ended
                             May 31,     May 25,     May 31,     May 25,
                              1998        1997        1998        1997
                           ----------  ----------  ----------  ----------
Net sales                  $  49,109   $  42,235   $ 172,153   $ 161,034
Cost of goods sold            28,500      24,990     101,604      96,937
                           ----------  ----------  ----------  ----------
Gross profit                  20,609      17,245      70,549      64,097
Selling, general and
  administrative expenses     15,567      14,346      54,295      53,660
                           ----------  ----------  ----------  ----------
Income from operations         5,042       2,899      16,254      10,437
Interest and other net
  expense (income)               104         525         633         929
                           ----------  ----------  ----------  ----------
Income before income taxes     4,938       2,374      15,621       9,508
Income taxes                   1,853         928       5,874       3,577
                           ----------  ----------  ----------  ----------
Income from continuing
  operations                   3,085       1,446       9,747       5,931
Income (loss) from
  discontinued operations        260        (457)        260        (437)
                           ----------  ----------  ----------  ----------
Net income                 $   3,345   $     989   $  10,007   $   5,494
                           ==========  ==========  ==========  ==========
Diluted earnings
  per share data:
  Income from continuing
    operations             $    0.42   $    0.19   $    1.33   $    0.77
  Income (loss) from
    discontinued operations     0.04       (0.06)       0.04       (0.06)
                           ----------  ----------  ----------  ----------
  Net income               $    0.46   $    0.13   $    1.37   $    0.71
                           ==========  ==========  ==========  ==========
Average diluted shares
  outstanding                  7,287       7,516       7,312       7,750
                           ==========  ==========  ==========  ==========
Dividends per share        $    0.06   $    0.05   $    0.24   $    0.20
                           ==========  ==========  ==========  ==========


                 Unaudited Consolidated Balance Sheets

                                                    May 31,   May 25,
     ASSETS                                          1998      1997
Current assets:                                   --------  --------
   Cash and cash equivalents                      $ 10,040  $  1,443
   Accounts and notes receivable                     9,084     7,618
   Inventories                                      14,211    13,081
   Prepaid expenses                                  6,129     5,475
   Net assets of discontinued operations                --     1,227
   Other assets                                      1,859     2,984
                                                  --------  --------
      Total current assets                          41,323    31,828
Property and equipment, net                         50,082    50,926
Other assets                                         1,531     1,951
                                                  --------  --------
      Total                                       $ 92,936  $ 84,705
                                                  ========  ========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $  7,072  $  5,762
   Accrued expenses and other liabilities           11,702     7,959
                                                  --------  --------
     Total current liabilities                      18,774    13,721
Long-term debt and other long-term obligations      15,206    18,431
Deferred income taxes                                5,758     5,762
Shareholders' equity                                53,198    46,791
                                                  --------  --------
     Total                                        $ 92,936  $ 84,705
                                                  ========  ========